Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Alerus Financial Corporation and Subsidiaries of our report dated March 15, 2024, relating to the consolidated financial statements of HMN Financial, Inc. and Subsidiaries, included in HMN Financial, Inc. and Subsidiaries’ Annual Report on Form 10-K/A for the year ended December 31, 2023. We also consent to the reference to us under the heading of “Experts” in the joint proxy statement/prospectus.

/s/ Baker Tilly US, LLP

Milwaukee, Wisconsin

July 15, 2024